Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER OF FISCAL YEAR 2025 RESULTS

Net Income of $1.86 million in the March 2025 Quarter, Up 113% from the Sequential
Quarter and Up 24% from the Comparable Quarter Last Year

Net Interest Margin of 3.02% in the March 2025 Quarter, Up 11 Basis Points from the
Sequential Quarter and 28 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.06 Billion at March 31, 2025, Up 1%  from June 30, 2024

Total Deposits of $901.3 Million at March 31, 2025, Up 2% from June 30, 2024

Non-Performing Assets to Total Assets Ratio of 0.11% at March 31, 2025, Down from 0.20%
at June 30, 2024

Riverside, Calif. – April 28, 2025 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the third quarter of the fiscal year ending June 30, 2025.
The Company reported net income of $1.86 million, or $0.28 per diluted share (on 6.73 million average diluted shares outstanding), for the quarter ended March 31, 2025, up 24 percent from net income of $1.50 million, or $0.22 per diluted share (on 6.94 million average diluted shares outstanding), in the comparable period a year ago. The increase was due primarily to a $653,000 increase in net interest income and a $391,000 recovery of credit losses (in contrast to a $124,000 provision for credit losses in the comparable period a year ago), partly offset by a $688,000 increase in non-interest expense (primarily attributable to higher salaries and employee benefits and other operating expenses).
"The operating environment for Provident has improved over the course of this fiscal year.  Our net interest margin has improved each quarter subsequent to June 30, 2024, loan and deposit balances have grown for two consecutive quarters, borrowings have declined for two consecutive quarters, and credit quality remains strong,” stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “We remain active in our stock repurchase plan and continue to maintain our quarterly cash dividend at a consistent level," concluded Ternes.
Return on average assets was 0.59 percent for the third quarter of fiscal 2025, compared to 0.28 percent in the second quarter of fiscal 2025 and 0.47 percent for the third quarter of fiscal 2024. Return on average stockholders’ equity for the third quarter of fiscal 2025 was 5.71 percent, compared to 2.66 percent for the second quarter of fiscal 2025 and 4.57 percent for the third quarter of fiscal 2024.
On a sequential quarter basis, the $1.86 million net income for the third quarter of fiscal 2025 reflects a 113 percent increase from $872,000 in the second quarter of fiscal 2025. The increase was primarily attributable to a $391,000 recovery of credit losses (in contrast to a $586,000 provision for credit losses in the prior sequential quarter), and a $453,000 increase in net interest income (primarily due to a higher net interest margin). Diluted earnings per share for the third quarter of fiscal 2025 were $0.28 per share, up 115 percent from $0.13 per share in the second quarter of fiscal 2025.
For the nine months ended March 31, 2025, net income decreased $769,000, or 14 percent, to $4.63 million from $5.40 million in the comparable period in fiscal 2024. Diluted earnings per share for the nine months ended March 31, 2025 decreased 12 percent to $0.68 per share (on 6.80 million average diluted shares outstanding) from $0.77 per share (on 6.98 million average diluted shares outstanding) for the comparable nine-month period last year. The decrease was primarily attributable to a $1.81 million increase in non-interest expense (primarily due to an increase in salaries and employee benefits, premises and occupancy, equipment and other operating expenses), partly offset by a $451,000 higher recovery of credit losses, a $177,000 increase in non-interest income and a $115,000 increase in net interest income.
In the third quarter of fiscal 2025, net interest income increased $653,000 or eight percent to $9.21 million from $8.56 million for the same quarter last year. The increase in net interest income was due to a higher net interest margin, partly offset by a lower average balance of interest-earning assets. The net interest margin for the third quarter of fiscal 2025 increased 28 basis points to 3.02 percent from 2.74 percent in the same quarter last year. The increase in net interest margin was due to increased yields on interest-earning assets outpacing increased funding costs. The average yield on interest-earning assets increased 32 basis points to 4.73 percent in the third quarter of fiscal 2025 from 4.41 percent in the same quarter last year. In contrast, our average funding costs increased by five basis points to 1.91 percent in the third quarter of fiscal 2025 from 1.86 percent in the same quarter last year. The average balance of interest-earning assets decreased two percent to $1.22 billion in the third quarter of fiscal 2025 from $1.25 billion in the same quarter last year, primarily due to decreases in the average balance of investment securities and loans receivable, partly offset by an increase in interest-earning deposits.
Interest income on loans receivable increased $685,000, or five percent, to $13.37 million in the third quarter of fiscal 2025 from $12.68 million in the same quarter of fiscal 2024. The increase was due to a higher average loan yield, partly offset by a lower average loan balance. The average yield on loans receivable increased 32 basis points to 5.06 percent in the third quarter of fiscal 2025 from 4.74 percent in the same quarter last year. Adjustable-rate loans of approximately $130.9 million repriced downward in the third quarter of fiscal 2025 by approximately four basis points, from a weighted average rate of 7.56 percent to 7.52 percent. However, the overall increase in average yield was driven by an upward repricing of adjustable mortgage loans during the last 12 months. The average balance of loans receivable decreased $14.6 million, or one percent, to

$1.06 billion in the third quarter of fiscal 2025 from $1.07 billion in the same quarter last year. Total loans originated for investment in the third quarter of fiscal 2025 were $27.9 million, up 53 percent from $18.2 million in the same quarter last year, while loan principal payments received in the third quarter of fiscal 2025 were $23.0 million, down 19 percent from $28.5 million in the same quarter last year.
Interest income from investment securities decreased $58,000, or 11 percent, to $459,000 in the third quarter of fiscal 2025 from $517,000 for the same quarter of fiscal 2024. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $23.0 million, or 16 percent, to $118.4 million in the third quarter of fiscal 2025 from $141.4 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of investment securities. The average yield on investment securities increased nine basis points to 1.55 percent in the third quarter of fiscal 2025 from 1.46 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($86,000 vs. $124,000) due to lower total principal repayments ($5.3 million vs. $5.7 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the third quarter of fiscal 2025, the Bank received $213,000 in cash dividends from the Federal Home Loan Bank (“FHLB”) – San Francisco stock and other equity investments, up one percent from $210,000 in the same quarter last year, resulting in an average yield of 8.30 percent in the third quarter of fiscal 2025 compared to 8.84 percent in the same quarter last year. The average balance of FHLB – San Francisco stock and other equity investments in the third quarter of fiscal 2025 was $10.3 million, up from $9.5 million in the same quarter of fiscal 2024.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank (“FRB”) of San Francisco, was $389,000 in the third quarter of fiscal 2025, down $8,000 or two percent from $397,000 in the same quarter of fiscal 2024. The decrease was due to a lower average yield, partly offset by a higher average balance. The average yield earned on interest-earning deposits in the third quarter of fiscal 2025 was 4.42 percent, down 98 basis points from 5.40 percent in the same quarter last year. The decrease in the average yield was due to a lower average interest rate on the FRB’s reserve balances resulting from decreases in the targeted federal funds rate during the comparable periods. The average balance of the Company’s interest-earning deposits increased $6.1 million, or 21 percent, to $35.2 million in the third quarter of fiscal 2025 from $29.1 million in the same quarter last year.
Interest expense on deposits for the third quarter of fiscal 2025 was $2.75 million, an increase of $71,000 or three percent from $2.68 million for the same period last year. The increase was attributable to higher rates paid on deposits, partly offset by a lower average balance. The average cost of deposits was 1.26 percent in the third quarter of fiscal 2025, up eight basis points from 1.18 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit which carry higher interest rates. The average balance of deposits decreased $25.8 million, or three percent, to $885.0 million in the third quarter of fiscal 2025 from $910.8 million in the same quarter last year.
Transaction account balances, or “core deposits,” decreased $23.1 million, or four percent, to $591.4 million at March 31, 2025 from $614.5 million at June 30, 2024, while time deposits increased $36.0 million, or 13 percent, to $309.9 million at March 31, 2025 from $273.9 million at June 30, 2024. As of March 31, 2025, brokered certificates of deposit (which amounts are reflected in time deposits above) totaled $129.8 million, down $2.0 million or two percent from $131.8 million at June 30, 2024. The weighted average cost of brokered certificates of deposit was 4.34 percent and 5.18 percent (including broker fees) at March 31, 2025 and June 30, 2024, respectively.
Interest expense on borrowings, consisting of FHLB advances, for the third quarter of fiscal 2025 decreased $102,000, or four percent, to $2.47 million from $2.57 million for the same period last year. The decrease was primarily the result of a lower average cost and, to a lesser extent, a lower average balance. The average cost of borrowings decreased 11 basis points to 4.52 percent in the third quarter of fiscal 2025 from 4.63 percent in the same quarter last year. The average balance of borrowings decreased $1.8 million, or one percent, to $221.8 million in the third quarter of fiscal 2025 from $223.6 million in the same quarter last year.
At March 31, 2025, the Bank had approximately $269.8 million of remaining borrowing capacity at the FHLB. Additionally, the Bank has a remaining borrowing facility of approximately $151.0 million with the FRB of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $470.8 million at March 31, 2025.
During the third quarter of fiscal 2025, the Company recorded a recovery of credit losses totaling $391,000, which included a $12,000 recovery related to unfunded loan commitment reserves. This compares to a $124,000 provision for credit losses in the same quarter last year and a $586,000 provision in the second quarter of fiscal 2025 (sequential quarter). The recovery of credit losses recorded in the third quarter of fiscal 2025 was primarily attributable to improved qualitative factors related to single-family residential collateral, partly offset by a lengthening of the average loan life due to lower estimated loan prepayments as of March 31, 2025, compared to December 31, 2024.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, decreased $1.2 million or 46 percent to $1.4 million, which represented 0.11 percent of total assets at March 31, 2025, compared to $2.6 million, which represented 0.20 percent of total assets at June 30, 2024. At March 31, 2025, non-performing loans were comprised of seven single-family loans and one multi-family loan, while at June 30, 2024, non-performing loans were comprised of 10 single-family loans. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, there were no loan charge-offs during the quarters ended March 31, 2025 and 2024.

The January 2025 wildfires in Los Angeles, California did not have a material impact on the Company's operations or the Bank’s customers. The Bank’s branches and facilities remained operational throughout the wildfire events, and there were no significant disruptions to customer services or business activities. Additionally, the Bank did not have any significant credit exposure or financial impact attributable to the wildfires.
Classified assets were $6.8 million at March 31, 2025, consisting of $1.7 million of loans in the special mention category and $5.1 million of loans in the substandard category. Classified assets at June 30, 2024 were $5.8 million, consisting of $1.1 million of loans in the special mention category and $4.7 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $6.6 million, or 0.62 percent of gross loans held for investment, at March 31, 2025, down from $7.1 million, or 0.67 percent of gross loans held for investment, at June 30, 2024. The decrease in the allowance for credit losses was due primarily to improved qualitative factors related to single-family residential collateral, partially offset by an increase in the estimated average life of the loan portfolio, reflecting lower loan prepayment expectations as of March 31, 2025. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at March 31, 2025.
Non-interest income increased by $59,000, or seven percent, to $907,000 in the third quarter of fiscal 2025 from $848,000 in the same period last year, due primarily to a $43,000 increase in loan servicing and other fees and a $55,000 increase in other fees (primarily attributable to an increase in the unrealized gain on other equity investments). These increases were partly offset by decreases of $26,000 and $13,000 in card and processing fees and deposit account fees, respectively, primarily due to lower transaction volumes and reduced customer activity. On a sequential quarter basis, non-interest income increased $63,000, or seven percent, primarily due to an increase in loan servicing and other fees.
Non-interest expense increased $688,000, or 10 percent, to $7.86 million in the third quarter of fiscal 2025 from $7.17 million for the same quarter last year, primarily due to a $236,000 increase in salaries and employee benefits expenses and a $235,000 increase in other operating expenses. The higher salaries and employee benefits expenses was primarily due to higher compensation expenses, a higher accrual adjustment for the supplemental executive retirement plan expense, higher group insurance expenses and higher equity incentive expenses, partly offset by a decrease in retirement plan benefit expenses. The increase in other operating expenses was primarily attributable to a $239,000 litigation settlement expense. On a sequential quarter basis, non-interest expense increased $62,000, or one percent as compared to $7.79 million in the second quarter of fiscal 2025, due primarily to the litigation settlement expense, partly offset by decreases in salaries and employee benefits expenses, premises and occupancy expenses and professional expenses.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the third quarter of fiscal 2025 was 77.64 percent, a slight increase from 76.20 percent in the same quarter last year but an improvement from 81.15 percent in the second quarter of fiscal 2025 (sequential quarter). The increase in the efficiency ratio during the current quarter in comparison to the comparable quarter last year was due to higher non-interest expense relative to total net interest income plus non-interest income.
The Company’s provision for income taxes was $797,000 for the third quarter of fiscal 2025, up 29 percent from $620,000 in the same quarter last year and up 126 percent from $352,000 for the second quarter of fiscal 2025 (sequential quarter). The increase during the current quarter compared to both the sequential quarter and same quarter last year was due to an increase in pre-tax income. The effective tax rate in the third quarter of fiscal 2025 was 30.0 percent as compared to 29.3 percent in the same quarter last year and 28.8 percent for the second quarter of fiscal 2025 (sequential quarter).
The Company repurchased 51,869 shares of its common stock at an average cost of $15.30 per share during the quarter ended March 31, 2025. As of March 31, 2025, a total of 293,132 shares remained available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, April 29, 2025 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Tuesday, May 6, 2025 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse economic conditions in our local market areas or other markets where we have lending relationships; effects of employment levels, labor shortages, inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and the duration of such levels, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the Federal Reserve monetary policy; the effects of any Federal government shutdown; credit risks of lending activities, including loan delinquencies, write-offs, changes in our allowance for credit losses (“ACL”), and provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; quality and composition of our securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and our ability to sell loans in the secondary market; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; expectations regarding key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; results of examinations of us by regulatory authorities, which may the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; use of estimates in determining the fair value of assets, which may prove incorrect; disruptions or security breaches, or other adverse events, failures or interruptions in or attacks on our information technology systems or on our third-party vendors; the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors; staffing fluctuations in response to product demand or corporate implementation strategies; our ability to pay dividends on our common stock; environmental, social and governance goals; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Haryanto L. Sunarto
	President and	Interim Chief Financial Officer
Chief Executive Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Assets
Cash and cash equivalents	$50,915	$45,539	$48,193	$51,376	$51,731
Investment securities - held to maturity, at cost with no allowance for credit losses	113,617	118,888	124,268	130,051	135,971
Investment securities - available for sale, at fair value	1,681	1,750	1,809	1,849	1,935
Loans held for investment, net of allowance for credit losses of $6,577, $6,956, $6,329, $7,065 and $7,108, respectively; includes $1,032, $1,016, $1,082, $1,047 and $1,054 of loans held at fair value, respectively	1,058,980	1,053,603	1,048,633	1,052,979	1,065,761
Accrued interest receivable	4,263	4,167	4,287	4,287	4,249
FHLB - San Francisco stock and other equity investments, includes $721, $650, $565, $540 and $0 of other equity investments at fair value, respectively	10,289	10,218	10,133	10,108	9,505
Premises and equipment, net	9,388	9,474	9,615	9,313	9,637
Prepaid expenses and other assets	11,047	11,327	10,442	12,237	11,258
Total assets	$1,260,180	$1,254,966	$1,257,380	$1,272,200	$1,290,047

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$89,103	$85,399	$86,458	$95,627	$91,708
Interest-bearing deposits	812,216	782,116	777,406	792,721	816,414
Total deposits	901,319	867,515	863,864	888,348	908,122

Borrowings	215,580	245,500	249,500	238,500	235,000
Accounts payable, accrued interest and other liabilities	14,406	13,321	14,410	15,411	17,419
Total liabilities	1,131,305	1,126,336	1,127,774	1,142,259	1,160,541

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,653,822, 6,705,691, 6,769,247, 6,847,821 and 6,896,297 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,096	98,747	98,711	98,532	99,591
Retained earnings	211,701	210,779	210,853	209,914	208,923
Treasury stock at cost (11,573,793, 11,523,924, 11,460,368, 11,381,794, and 11,333,318 shares, respectively)	(182,121)	(181,094)	(180,155)	(178,685)	(179,183)
Accumulated other comprehensive income (loss), net of tax	16	15	14	(3)	(8)
Total stockholders’ equity	128,875	128,630	129,606	129,941	129,506
Total liabilities and stockholders’ equity	$1,260,180	$1,254,966	$1,257,380	$1,272,200	$1,290,047

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Interest income:
Loans receivable, net	$13,368	$12,683	$39,441	$37,368
Investment securities	459	517	1,412	1,565
FHLB - San Francisco stock and other equity investments	213	210	636	586
Interest-earning deposits	389	397	1,036	1,295
Total interest income	14,429	13,807	42,525	40,814

Interest expense:
Checking and money market deposits	46	90	150	219
Savings deposits	127	97	356	208
Time deposits	2,573	2,488	7,738	6,406
Borrowings	2,471	2,573	7,694	7,509
Total interest expense	5,217	5,248	15,938	14,342

Net interest income	9,212	8,559	26,587	26,472
(Recovery of) provision for credit losses	(391)	124	(502)	(51)
Net interest income, after (recovery of) provision for credit losses	9,603	8,435	27,089	26,523

Non-interest income:
Loan servicing and other fees	135	92	299	195
Deposit account fees	276	289	856	876
Card and processing fees	291	317	911	1,003
Other	205	150	585	400
Total non-interest income	907	848	2,651	2,474

Non-interest expense:
Salaries and employee benefits	4,776	4,540	14,235	13,223
Premises and occupancy	880	835	2,748	2,641
Equipment	417	329	1,139	962
Professional	386	321	1,224	1,203
Sales and marketing	181	167	541	516
Deposit insurance premiums and regulatory assessments	195	190	568	596
Other	1,021	786	2,718	2,227
Total non-interest expense	7,856	7,168	23,173	21,368
Income before income taxes	2,654	2,115	6,567	7,629
Provision for income taxes	797	620	1,938	2,231
Net income	$1,857	$1,495	$4,629	$5,398

Basic earnings per share	$0.28	$0.22	$0.69	$0.77
Diluted earnings per share	$0.28	$0.22	$0.68	$0.77
Cash dividends per share	$0.14	$0.14	$0.42	$0.42

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2025	2024	2024	2024	2024
Interest income:
Loans receivable, net	$13,368	$13,050	$13,023	$12,826	$12,683
Investment securities	459	471	482	504	517
FHLB - San Francisco stock and other equity investments	213	213	210	207	210
Interest-earning deposits	389	287	360	379	397
Total interest income	14,429	14,021	14,075	13,916	13,807

Interest expense:
Checking and money market deposits	46	51	53	71	90
Savings deposits	127	117	112	105	97
Time deposits	2,573	2,506	2,659	2,657	2,488
Borrowings	2,471	2,588	2,635	2,632	2,573
Total interest expense	5,217	5,262	5,459	5,465	5,248

Net interest income	9,212	8,759	8,616	8,451	8,559
(Recovery of) provision for credit losses	(391)	586	(697)	(12)	124
Net interest income, after (recovery of) provision for credit losses	9,603	8,173	9,313	8,463	8,435

Non-interest income:
Loan servicing and other fees	135	60	104	142	92
Deposit account fees	276	282	298	278	289
Card and processing fees	291	300	320	381	317
Other	205	203	177	666	150
Total non-interest income	907	845	899	1,467	848

Non-interest expense:
Salaries and employee benefits	4,776	4,826	4,633	4,419	4,540
Premises and occupancy	880	917	951	945	835
Equipment	417	379	343	347	329
Professional	386	412	426	327	321
Sales and marketing	181	187	173	193	167
Deposit insurance premiums and regulatory assessments	195	190	183	184	190
Other	1,021	883	814	757	786
Total non-interest expense	7,856	7,794	7,523	7,172	7,168
Income before income taxes	2,654	1,224	2,689	2,758	2,115
Provision for income taxes	797	352	789	805	620
Net income	$1,857	$872	$1,900	$1,953	$1,495

Basic earnings per share	$0.28	$0.13	$0.28	$0.28	$0.22
Diluted earnings per share	$0.28	$0.13	$0.28	$0.28	$0.22
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
SELECTED FINANCIAL RATIOS:
Return on average assets	0.59%	0.47%	0.50%	0.56%
Return on average stockholders' equity	5.71%	4.57%	4.72%	5.51%
Stockholders’ equity to total assets	10.23%	10.04%	10.23%	10.04%
Net interest spread	2.82%	2.55%	2.74%	2.64%
Net interest margin	3.02%	2.74%	2.92%	2.80%
Efficiency ratio	77.64%	76.20%	79.26%	73.82%
Average interest-earning assets to average interest- bearing liabilities	110.25%	110.28%	110.38%	110.24%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.28	$0.22	$0.69	$0.77
Diluted earnings per share	$0.28	$0.22	$0.68	$0.77
Book value per share	$19.37	$18.78	$19.37	$18.78
Shares used for basic EPS computation	6,679,808	6,919,397	6,753,060	6,968,353
Shares used for diluted EPS computation	6,732,794	6,935,053	6,796,743	6,981,223
Total shares issued and outstanding	6,653,822	6,896,297	6,653,822	6,896,297

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$22,163	$8,946	$74,195	$30,058
Multi-family	4,087	5,865	15,772	17,586
Commercial real estate	1,135	2,172	2,760	8,047
Commercial business loans	500	1,250	550	1,250
Total loans originated for investment	$27,885	$18,233	$93,277	$56,941

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	03/31/25	12/31/24	09/30/24	06/30/24	03/31/24
SELECTED FINANCIAL RATIOS:
Return on average assets	0.59%	0.28%	0.61%	0.62%	0.47%
Return on average stockholders' equity	5.71%	2.66%	5.78%	5.96%	4.57%
Stockholders’ equity to total assets	10.23%	10.25%	10.31%	10.21%	10.04%
Net interest spread	2.82%	2.74%	2.66%	2.54%	2.55%
Net interest margin	3.02%	2.91%	2.84%	2.74%	2.74%
Efficiency ratio	77.64%	81.15%	79.06%	72.31%	76.20%
Average interest-earning assets to average interest-bearing liabilities	110.25%	110.52%	110.34%	110.40%	110.28%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.28	$0.13	$0.28	$0.28	$0.22
Diluted earnings per share	$0.28	$0.13	$0.28	$0.28	$0.22
Book value per share	$19.37	$19.18	$19.15	$18.98	$18.78
Average shares used for basic EPS	6,679,808	6,744,653	6,833,125	6,867,521	6,919,397
Average shares used for diluted EPS	6,732,794	6,792,759	6,863,083	6,893,813	6,935,053
Total shares issued and outstanding	6,653,822	6,705,691	6,769,247	6,847,821	6,896,297

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$22,163	$29,583	$22,449	$10,862	$8,946
Multi-family	4,087	6,495	5,190	4,526	5,865
Commercial real estate	1,135	365	1,260	1,710	2,172
Construction	—	—	—	1,480	—
Commercial business loans	500	—	50	—	1,250
Total loans originated for investment	$27,885	$36,443	$28,949	$18,578	$18,233

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	03/31/25	12/31/24	09/30/24	06/30/24	03/31/24
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$23	$23	$26	$31
Allowance for credit losses on loans held for investment	$6,577	$6,956	$6,329	$7,065	$7,108
Non-performing loans to loans held for investment, net	0.13%	0.24%	0.20%	0.25%	0.21%
Non-performing assets to total assets	0.11%	0.20%	0.17%	0.20%	0.17%
Allowance for credit losses on loans to gross loans held for investment	0.62%	0.66%	0.61%	0.67%	0.67%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$1,395	$2,530	$2,106	$2,596	$2,246
Loans 30 to 89 days delinquent	$199	$3	$2	$1	$388

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	03/31/25	12/31/24	09/30/24	06/30/24	03/31/24
(Recovery) recourse provision for loans sold	$—	$—	$(3)	$(5)	$—
(Recovery of) provision for credit losses	$(391)	$586	$(697)	$(12)	$124
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	03/31/2025	12/31/2024	09/30/2024	06/30/2024	03/31/2024
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.85%	9.81%	9.63%	10.02%	9.70%
Common equity tier 1 capital ratio	19.01%	18.60%	18.36%	19.29%	18.77%
Tier 1 risk-based capital ratio	19.01%	18.60%	18.36%	19.29%	18.77%
Total risk-based capital ratio	20.03%	19.67%	19.35%	20.38%	19.85%

	As of March 31,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$328	4.85%	$458	5.85%
U.S. government sponsored enterprise MBS	109,718	1.60	131,711	1.54
U.S. government sponsored enterprise CMO	3,571	2.13	3,802	2.16
Total investment securities held to maturity	$113,617	1.62%	$135,971	1.57%

Available for sale (at fair value):
U.S. government agency MBS	$1,119	4.72%	$1,274	3.72%
U.S. government sponsored enterprise MBS	482	6.91	570	6.05
Private issue CMO	80	6.10	91	4.96
Total investment securities available for sale	$1,681	5.41%	$1,935	4.46%
Total investment securities	$115,298	1.68%	$137,906	1.61%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of March 31,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$545,377	4.66%	$517,039	4.39%
Multi-family (5 or more units)	429,547	5.47	457,401	5.14
Commercial real estate	75,349	6.63	83,136	6.36
Construction	837	11.00	2,745	8.81
Other	89	5.25	99	5.25
Commercial business loans	4,255	9.52	2,835	9.79
Consumer loans	52	17.50	60	18.50
Total loans held for investment	1,055,506	5.15%	1,063,315	4.89%

Advance payments of escrows	519		371
Deferred loan costs, net	9,532		9,183
Allowance for credit losses on loans	(6,577)		(7,108)
Total loans held for investment, net	$1,058,980		$1,065,761
Purchased loans serviced by others included above	$1,721	5.72%	$1,999	5.80%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of March 31,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$89,103	—%	$91,708	—%
Checking accounts – interest-bearing	248,392	0.04	275,920	0.04
Savings accounts	232,308	0.24	247,847	0.17
Money market accounts	21,640	0.16	26,715	0.41
Time deposits	309,876	3.57	265,932	3.89
Total deposits(2)(3)	$901,319	1.30%	$908,122	1.21%

Brokered CDs included in time deposits above	$129,770	4.34%	$130,900	5.19%

BORROWINGS:
Overnight	$20,000	4.65%	$—	—%
Three months or less	22,500	4.17	59,500	5.28
Over three to six months	5,000	5.33	33,000	5.34
Over six months to one year	108,000	4.65	70,000	4.51
Over one year to two years	45,000	4.66	42,500	4.62
Over two years to three years	80	4.50	15,000	4.87
Over three years to four years	15,000	4.41	—	—
Over four years to five years	—	—	15,000	4.41
Over five years	—	—	—	—
Total borrowings(4)	$215,580	4.60%	$235,000	4.86%

(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $162.2 million (of which, $57.1 million are collateralized) and $136.4 million (of which, $9.2 million are collateralized) at March 31, 2025 and 2024, respectively.

(3)	The average balance of deposit accounts was approximately $37 thousand and $34 thousand at March 31, 2025 and 2024, respectively.
(4)
The Bank had approximately $269.8 million and $269.2 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $151.0 million and $172.7 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at March 31, 2025 and 2024, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	March 31, 2025		March 31, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,056,441	5.06%	$1,071,004	4.74%
Investment securities	118,431	1.55	141,390	1.46
FHLB - San Francisco stock and other equity investments	10,268	8.30	9,505	8.84
Interest-earning deposits	35,182	4.42	29,099	5.40
Total interest-earning assets	$1,220,322	4.73%	$1,250,998	4.41%
Total assets	$1,251,168		$1,281,975

Deposits(2)	$885,032	1.26%	$910,781	1.18%
Borrowings	221,787	4.52	223,632	4.63
Total interest-bearing liabilities(2)	$1,106,819	1.91%	$1,134,413	1.86%
Total stockholders’ equity	$130,081		$130,906

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $88.4 million and $91.0 million during the quarters ended March 31, 2025 and 2024, respectively. The average balance of uninsured deposits of $131.2 million and $139.0 million in the quarters ended March 31, 2025 and 2024, respectively.

	Nine Months Ended		Nine Months Ended
	March 31, 2025		March 31, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,050,748	5.00%	$1,072,741	4.64%
Investment securities	123,983	1.52	147,445	1.42
FHLB - San Francisco stock and other equity investments	10,186	8.33	9,505	8.22
Interest-earning deposits	28,404	4.79	31,538	5.38
Total interest-earning assets	$1,213,321	4.67%	$1,261,229	4.31%
Total assets	$1,243,635		$1,291,902

Deposits(2)	$876,176	1.25%	$921,905	0.99%
Borrowings	223,087	4.59	222,206	4.50
Total interest-bearing liabilities(2)	$1,099,263	1.93%	$1,144,111	1.67%
Total stockholders’ equity	$130,911		$130,686

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $88.4 million and $98.9 million during the nine months ended March 31, 2025 and 2024, respectively. The average balance of uninsured deposits of $127.5 million and $139.1 million in the nine months ended March 31, 2025 and 2024, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	03/31/25	12/31/24	09/30/24	06/30/24	03/31/24
Loans on non-accrual status
Mortgage loans:
Single-family	$925	$2,530	$2,106	$2,596	$2,246
Multi-family	470	—	—	—	—
Total	1,395	2,530	2,106	2,596	2,246

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	1,395	2,530	2,106	2,596	2,246

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$1,395	$2,530	$2,106	$2,596	$2,246

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.